SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2011
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 29, 2011, Libbey Glass Inc. (“Libbey Glass”) and Libbey Europe B.V. (“Libbey Europe”), both wholly-owned subsidiaries of Libbey Inc. (the “Company”), entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Credit Agreement, dated February 8, 2010 (the “Credit Agreement”) among Libbey Glass and Libbey Europe, as borrowers (together, the “Borrowers”), the Company, as a loan guarantor, and the other loan parties party thereto as guarantors, JPMorgan Chase Bank, N.A., as administrative agent with respect to the U.S. loans (the “U.S. Administrative Agent”), J.P. Morgan Europe Limited, as administrative agent with respect to the Netherlands loans, and the other lenders party thereto.
     The Amendment, among other things:
•	reduces the amount of commitments available for revolving loans from $110.0 million to $100.0 million, but allows the Borrowers the option to increase the loan facility by $10.0 million;

•	extends the maturity date from April 8, 2014 to April 29, 2016, and provides for a springing maturity date with respect to the credit facility to the extent that Libbey Glass’ 10% senior secured notes due 2015 are not refinanced by November 17, 2014, subject to certain exceptions;

•	reduces pricing for all loans by 1.5%-1.75%, making the applicable margin spread for (i) Eurocurrency Loans 1.75%-2.00% and (ii) CBFR Loans 0.75%-1.00%;

•	reduces the commitment fee from 0.75% to 0.375%; and

•	provides for a springing fixed charge coverage ratio covenant, requiring the Borrowers to maintain an EBITDA to fixed charges ratio above 1.10:1.00 during periods when the amount of available commitments plus the loan parties’ cash and permitted investments falls below a certain threshold.
     The foregoing description of the Amendment is qualified in its entirety by the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Amendment No. 2 to Amended and Restated Credit Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 3, 2011

LIBBEY INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description
10.1	Amendment No. 2 to Amended and Restated Credit Agreement